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Exhibit 99.1

FOR RELEASE: May 29, 2003, 6:00 AM

ULTIMATE ELECTRONICS REPORTS
FIRST QUARTER RESULTS

DENVER, COLORADO, May 29, 2003 — Ultimate Electronics, Inc. (NASDAQ: ULTE) announced today its operating results for the first quarter ended April 30, 2003.

        For the first quarter ended April 30, 2003, the company reported a net loss of $1,424,000 or $.10 per share on a diluted basis, compared to a net loss of $341,000, or $.03 per share on a diluted basis for the same quarter of the prior year. Sales for the quarter were $155,685,000, a 10% increase from sales of $142,173,000 for the same period of the prior year. Comparable store sales were down 8% for the quarter. Gross profit margin for the quarter was 32.7% compared to 32.8% for the first quarter of the prior year. Selling, general and administrative expenses for the quarter increased as a percentage of sales to 34.2% from 31.3% for the same quarter of the prior year. Fixed expenses such as occupancy, depreciation and salaries increased by approximately 190 basis points as a percentage of sales over the first quarter of the prior year due to lower than anticipated sales for the quarter and increased costs associated with the 12 new stores opened in the latter half of last year. Insurance costs for the first quarter increased 60 basis points as a percentage of sales due to rising costs of healthcare.

        First quarter sales by category were as follows:

	First Quarter Ended
Category
	4/30/2003	4/30/2002
Television/DBS	42%	38%
Audio	18%	19%
Video/DVD	15%	16%
Mobile	10%	10%
Home Office	3%	4%
Other	12%	13%

        Dave Workman, President and Chief Operating Officer, stated, "Obviously, the impact of the war in Iraq had an effect on our quarter. Our largest sales promotion during the quarter coincided with the beginning of the conflict in early March. We experienced significant comparable store sales declines during this time. The bright spots during the quarter were in large format and flat panel televisions, the sales of which continue to increase at a significant rate. We were, however, disappointed in our home audio, video and home office business. We anticipate increased consumer interest in the audio and video categories following future acceptance of digital radio, server technology and recordable and multi-channel DVD. In light of the technologies that have developed around the home audio/video server products, we have decided to focus on these products and to fully support these new technologies. As a result, we plan to eliminate core computer products from our product offerings during the second and third quarters of fiscal 2004. Sales of core computer products currently represent only two to three percent of our total sales. We anticipate the cost to discontinue this product category to be between $400,000 and $700,000. After the phase-out is complete, we expect this change to have no significant impact on our earnings."

        Alan Kessock, Senior Vice President of Finance and Chief Financial Officer, stated, "Our inventory finished the first quarter of fiscal 2003 up 23% over the first fiscal quarter of last year and was over our plan by approximately $8 million (approximately one week of sales) due to the shortfall in our sales during the quarter. We purchased a significant portion of our inventory for the first quarter in early March and paid for these purchases prior to the end of the quarter. As a result, accounts payable was less than expected at the end of the quarter, and our revolving line of credit increased to $28.9 million. Our outstanding balance on our revolving line of credit as of this press release is under $15 million."

        Ed McEntire, Chief Executive Officer, stated, "We plan to open seven new stores in the second half of 2003 — one store in the Minneapolis/St. Paul metropolitan area in September, two stores in Austin, Texas in October, three stores in Kansas City at the end of October and one store in Wichita, Kansas at the end of October. As we continue with the expansion of our business, we maintain the goal of increasing gross margins while reducing our overall cost of operations. At the end of last quarter, we implemented measures designed to increase gross margins, with a goal of adding 50 basis points to our margins over the following 12 to 24 months. These measures included fine-tuning our commission structure to reduce discounting and improving product distribution. Our goal is also to reduce selling, general and administrative costs as a percentage of sales by 200 basis points over the next two years by creating efficiencies in advertising, store openings, repair services and in other areas of our operations. While it is still too early to determine the impact of these measures, indications are that we are making progress. Their ultimate success will depend in large part on our sales; we are assuming comparable store sales will be at more normalized levels of positive two to three percent. Although our May 2003 sales have improved relative to the comparable stores sales of negative eight percent in the first quarter of fiscal 2004, May 2003 comparable stores sales to date are down in the low single digits."

        Ultimate Electronics is a leading specialty retailer of home entertainment and consumer electronics products in 13 states. The company operates 58 stores, including 40 stores in Arizona, Idaho, Illinois, Iowa, Minnesota, Missouri, Nevada, New Mexico, Oklahoma, South Dakota, Texas and Utah under the trade name Ultimate Electronics®, 11 stores in Colorado under the trade name SoundTrack® and seven stores in Minnesota under the trade name Audio King®. In addition, the company operates Fast Trak, Inc., an independent electronics repair company and a wholly owned subsidiary of Ultimate Electronics. During the past two years, the company received numerous industry awards including Audio Video International's 2002 "Top 10 Audio/Video Retailer of the Year."

        The statements made in this news release, other than those concerning historical financial information, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the company. These forward-looking statements include statements regarding the sales of large format and flat panel televisions; our expectations regarding increased consumer interest in audio and video products; future acceptance of new digital and other technologies and products; our plans to discontinue sales of core computer products and the expected cost and impact on our earnings of this change; our plans regarding the timing and location of new store openings; our goal of, and progress towards, increasing gross margins by 50 basis points over the 12 to 24 months beginning with the end of the first quarter of fiscal 2004; our goal of, and progress towards, decreasing selling general and administrative expenses as a percentage of sales by 200 basis points over the same period; and our assumptions regarding comparable store sales over the next two years. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to: changes in general economic conditions; success of sales promotions and marketing efforts; shifts in merchandise mix; activities of competitors; terrorism and acts of war; consumer acceptance of new technologies; risks associated with entering new markets; strikes and work stoppages; and other risk factors identified in the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2003, filed with the Securities and Exchange Commission. There can be no assurance that future developments affecting the company will be those anticipated by management. The company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

        Ultimate Electronics quarterly earnings conference call (May 29, 2003 at 11:00 a.m. Eastern Time) will be broadcast live on the Internet. Please visit the Company's Web site at http://www.ultimateelectronics.com and click on the Street Events icon on the Investor Relations page. Ultimate Electronics news releases, quarterly sales and operating results can be found on the Internet on the Company's Web site at http://www.ultimateelectronics.com or accessed via PR Newswire's Web site at http://www.prnewswire.com.

        Contact: Alan E. Kessock, Chief Financial Officer, Ultimate Electronics, Inc., 303-801-4000 or e-mail alan.kessock@ulte.com

SELECTED FINANCIAL INFORMATION
(amounts in thousands except share and per share data)

	Quarter ended April 30, 2003	% of Sales	Quarter ended April 30, 2002	% of Sales
	(unaudited)		(unaudited)
Sales	$155,685		$142,173
Cost of goods sold	104,776	67.3%	95,499	67.2%

Gross profit	50,909	32.7%	46,674	32.8%
Selling, general & administrative expenses	53,160	34.2%	44,472	31.3%

Income (loss) from operations	(2,251)	(1.5)%	2,202	1.5%
Interest expense, net	45	—	193	0.1%

Income (loss) before taxes and cumulative effect of change in accounting principle	(2,296)	(1.5)%	2,009	1.4%
Income tax expense (benefit)	(872)	(0.6)%	763	0.5%

Income (loss) before cumulative effect of change in accounting principle	(1,424)	(0.9)%	1,246	0.9%
Cumulative effect of change in accounting principle	—	—	(1,587)	(1.1)%

Net loss	$(1,424)	(0.9)%	$(341)	(0.2)%

Loss per share — basic	$(0.10)		$(0.03)
Loss per share — diluted	$(0.10)		$(0.03)
Shares outstanding — basic	14,580,727		11,248,376
Shares outstanding — diluted	14,580,727		11,248,376

SUMMARY BALANCE SHEETS
(amounts in thousands)

	April 30, 2003	January 31, 2003
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$3,415	$2,659
Accounts receivable, net	40,034	36,184
Merchandise inventories, net	105,838	106,754
Prepaids and other assets	3,322	4,808

Total current assets	152,609	150,405
Property and equipment, net	142,937	141,387
Property under capital leases, net	1,033	1,066
Other assets	1,741	1,741

Total assets	$298,320	$294,599

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$29,263	$36,525
Accrued liabilities	25,508	31,047
Deferred revenue	792	918
Other current liabilities	449	126

Total current liabilities	56,012	68,616
Revolving line of credit	28,949	8,320
Deferred revenue, less current portion	217	372
Other long term liabilities	1,306	3,624
Stockholders' equity	211,836	213,667

Total liabilities and stockholders' equity	$298,320	$294,599

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  Exhibit 99.1